Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO, OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION.

Q&A in respect of Takeda’s intention to acquire TiGenix

January 12, 2018

A.                DEAL RATIONALE AND TERMS

1.                  Why does Takeda intend to acquire TiGenix?

We cannot comment on Takeda’s strategy.

2.                  Why is Takeda pursuing this acquisition now?

We cannot comment on Takeda’s strategy.

3.                  Why did Takeda not wait until after the final EMA decision in respect of Cx601?

We cannot comment on Takeda’s strategy.

4.                  What are the terms of the transaction?

Through the potential voluntary public takeover bid, Takeda intends to acquire 100% of the securities with voting rights or giving access to voting rights of TiGenix not already owned by Takeda or its affiliates at a price of EUR 1.78 per share in cash and an equivalent price per American Depositary Share, warrant and convertible bond. Subject to its fiduciary duties and review of the final bid prospectus, the bid is unanimously supported and recommended by TiGenix’s board of directors (including its CEO). Takeda and TiGenix entered into an offer and support agreement confirming TiGenix’s support and the terms and conditions of the bid set forth in Takeda’s January 5, 2018 press release announcing its intention to launch a potential takeover bid. Gri-Cel S.A., holding 32,238,178 TiGenix shares, and its affiliate Grifols Worldwide Operations Ltd., holding 7,189,800 TiGenix shares held in the form of American Depositary Shares, have irrevocably confirmed that they will tender their shares and American Depositary Shares into the potential public takeover bid. Consistent with their decision to support the transaction, the members of TiGenix’s Board (including the CEO) have agreed to irrevocable undertakings to tender their securities in TiGenix, and TiGenix’s CFO has as well.

5.                  When is the transaction expected to close?

Launching of the transaction is subject to the approval of the prospectus and the related response memorandum by the Belgian Financial Services and Markets Authority (FSMA). Consummation of the transaction is subject to the following conditions: (i) the tender into the offer, in aggregate, of a number of securities that, together with all securities owned by Takeda and its affiliates, represents or gives access to 85% or more of the voting rights represented or given access to by all of the outstanding securities on a fully diluted basis as of the end of the first acceptance period, (ii) the absence of a material adverse effect occurring at any time after the date of the initial announcement (i.e., January 5, 2018), (iii) Cx601 obtaining marketing authorization in the E.U. from the EMA and (iv) the expiration, lapse or termination as appropriate of any applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in respect of the offer. Only if those conditions are satisfied (or waived by Takeda, as applicable) by the end of the first acceptance period, will the transaction be consummated. We expect the transaction to close in 1H 2018.

6.                   Why did Takeda decide not to just buy the U.S. rights for Cx601?

We cannot comment on Takeda’s strategy.

7.                   Has Takeda already acquired control over TiGenix?

No. Until now Takeda has only announced its intention to launch a potential takeover bid. Only upon consummation of the bid, is it expected that Takeda will acquire control over TiGenix.

8.                   When did Takeda disclose its intention to acquire TiGenix?

On January 5, 2018 Takeda announced its intention to launch a potential takeover bid to acquire TiGenix.

9.                   What is the fully diluted number of outstanding shares of TiGenix?

The fully diluted number of shares (including all outstanding warrants and convertible bonds, as if fully exercised and converted) according to the Company’s records as of January 11, 2018 is 308,859,995 shares. We kindly refer you to TiGenix’s January 11, 2018, 22.00h CET press release containing the most recent transparency information available on http://tigenix.com/news-media/press-releases/

10.            Why does this number differ from the fully diluted number of shares mentioned in Takeda’s January 5, 2018 press release?

We are not in a position to express any views on the estimated number of shares to be acquired mentioned in Takeda’s press release, as such figure is based on calculations prepared by Takeda taking account of the price offered in the takeover bid.

11.            Does the irrevocable given by Grifols/ Gri-Cel include 100% of the shares held by them?

Yes.

12.            Have any other shareholders already given irrevocables to Takeda?

Grifols affiliates (Gri-Cel S.A. and Grifols Worldwide Operations Ltd.) have irrevocably confirmed that they will tender their shares and American Depositary Shares held in TiGenix into the potential takeover bid. Consistent with their decision to support the transaction, the members of TiGenix’s Board (including the CEO) have agreed to irrevocable undertakings to tender their securities in TiGenix, and TiGenix’s CFO has as well.

13.            Do you know what percentage of the shares has already been tendered?

The acceptance period has not started yet. The number of shares tendered as a result of the takeover bid will only be known after the acceptance period is closed.

14.           Can you give more guidance on what type of event may or may not trigger the material adverse change condition?

More details and information about Takeda’s takeover bid will be set out in the takeover prospectus of Takeda, as well as in the response memorandum to be prepared by our Board of Directors, to be approved by the Belgian Financial Services and Markets Authority, as well as the related U.S. tender offer document and solicitation/recommendation statement on Schedule 14D-9, respectively, to be filed with the U.S. Securities and Exchange Commission.

15.           Do you think the price paid is a fair price?

We are not in a position to comment on the bid price except for the fact that the Board of TiGenix, consistent with its fiduciary duties and subject to review of Takeda’s takeover prospectus, unanimously supported this bid. The response memorandum and the solicitation/recommendation statement on Schedule 14D-9, respectively, that will be prepared by our Board and that will be published/filed when the acceptance period of the takeover bid starts, will set out a detailed analysis of the bid (including the offered bid price) by our Board.

B                   TAKEOVER PROCESS

1.                   Why does the press release talk about the “intention” to acquire? Is it not yet a firm offer? What can we expect in the coming weeks?

Takeda indeed announced its “intention” to launch a potential takeover bid. Takeda has not yet formally launched the takeover bid and we cannot guarantee that — or when — the actual bid will be launched. Takeda still needs to complete a regulatory approval process in Belgium, which starts with the formal notification of the takeover (including the draft prospectus) to the FSMA. As soon as this happens, the FSMA will publish a notice on its website. Once the review period with the FSMA has been completed and the prospectus and related response memorandum are approved by the FSMA, and related filings are made in the United States, the acceptance period of the takeover bid will start. When the acceptance period starts, holders of securities can start tendering their securities to Takeda. Also note that consummation of the takeover bid is subject to a number of conditions as stated in our January 5, 2018 press release announcing Takeda’s intention to launch a potential takeover bid (see the response to Question A.5 above). The potential acquisition is a process that is expected to take various months. Securities holders are urged to review the offer documents in full when available.

2.                   Can I already tender my shares in the takeover bid?

No. On January 5, 2018, Takeda only announced its intention to launch a potential takeover bid. We cannot guarantee that — or when — the actual bid will be launched. See the response to Question B.1 above.

3.                   How can I participate in the bid?

The prospectus and related tender offer statement on Schedule TO, as applicable, that Takeda will publish when the acceptance period of the takeover bid starts will provide for each type of security how it can be tendered in in the bid. TiGenix will also prepare a response memorandum and a solicitation/recommendation statement on Schedule 14D-9, respectively. Once these documents have been finalised (and, in the case of the prospectus and response memorandum, approved by the FSMA) we intend to make them available on our website. Securities holders are urged to review the offer documents in full when available.

4.                   Is it an option to remain a security holder of the company and not tender my securities under the current bid?

There is no obligation to tender securities. In the event Takeda obtains 95% or more of the TiGenix shares and at least 90% of the TiGenix shares covered by the takeover bid, then it could undertake a squeeze out process in which it could force the remaining security holders to tender their securities to Takeda.

Following closing of the potential voluntary public takeover bid, Takeda intends to launch a squeeze-out if the above conditions for such squeeze-out are met and delist the shares of TiGenix from Euronext Brussels and Nasdaq. After the squeeze-out, TiGenix would become a wholly-owned subsidiary of Takeda.

5.                   What would be the consequences of not tendering my securities?

One of the conditions for the offer to be consummated is Takeda obtaining at least 85% of the outstanding voting rights on a fully diluted basis. If Takeda reaches at least 85% and assuming that the other conditions for the bid will be met, the bid will be consummated and any securities that have not been tendered to Takeda will remain outstanding. Shares and ADRs not tendered to Takeda will remain listed on Euronext and Nasdaq respectively, unless Takeda de-lists such securities later on or the relevant listing criteria are not met.

In the event Takeda obtains less than 85% of the voting rights, then it is entitled to waive the 85% condition and nevertheless consummate the bid. Any securities that will not have been tendered to Takeda will remain outstanding.

See also the response to Question B.4 above.

6.                   What are the chances that the bid price will still be adjusted upwards?

We cannot predict or give an opinion on potential price adjustments in the course of the offer. Takeda is under no obligation to adjust the price.

7.                   Do you see other parties who might be interested in the company who might consider to launch a competing bid?

We cannot comment on the intentions of other parties.

8.                   The offer price does not seem fair. Are there any other options to consider which would give me a fairer compensation for the shareholder risk I have taken since 2006?

TiGenix is not in a position to give advice on investments.

9.                   What is the timing going forward now?

Takeda has not yet formally launched the takeover bid and we cannot guarantee that — or when — the actual bid will be launched. See the response to Question B.1 above.

C                    CONVERTIBLE BONDS

1.                   How will the convertible bonds be treated as part of the bid?

Takeda will offer a bid price for each security giving access to voting rights, including the convertible bonds. As mentioned in the press release, Takeda will offer a price for the bonds that is equivalent to the EUR 1.78 offered per share. Securities holders are urged to review the offer documents in full when available.

2.                   What happens to the convertible bonds if they mature prior to or during the takeover bid procedure?

The convertible bonds mature on March 6, 2018. In case the first acceptance period ends after maturity on March 6, 2018, and in case no conversion notice is submitted to BNP Paribas Securities Services (brussels.cts@bnpparibas.com) as Principal Paying and Conversion Agent by 4.00pm CET on February 20, 2018, then the bond holder will receive back the principal amount of the bond together with accrued interest at maturity on March 6, 2018. In case a valid conversion notice is submitted to BNP Paribas Securities Services (brussels.cts@bnpparibas.com) as Principal Paying and Conversion Agent by 4.00pm CET on February 20, 2018, then the bondholder will receive shares upon conversion, which may then be tendered or not into the takeover bid. Note that Takeda has not yet formally launched the takeover bid and we cannot guarantee that — or when — the actual bid will be launched. We also do not yet know when the first acceptance period will start or end.

3.                  Until when can I convert my bonds?

The last conversion date is February 20, 2018 (at 4.00pm CET). Conversion notices should be submitted to BNP Paribas Securities Services (brussels.cts@bnpparibas.com) as Principal Paying and Conversion Agent and they can provide you with the conversion notice that bondholders should use to convert their bonds.

4.                  What is the timing on receiving shares from conversion of the bonds once TiGenix receives a duly completed conversion notice?

In accordance with Condition 6.8 of the Terms & Conditions of the Convertible Bonds, TiGenix will take all necessary steps to procure that the issuance and delivery of the ordinary shares following the conversion of convertible bonds will occur not later than the 7th business day in Belgium following the conversion date (i.e. the business day following (i) the date of the delivery of the bonds and conversion notice to the Paying and Conversion Agent and (ii) the date on which all necessary payments by the bondholder are made).

5.                  Will the conversion be done before the end of the acceptance period?

The last conversion date is February 20, 2018. If no conversion notice is submitted to BNP Paribas Securities Services (brussels.cts@bnpparibas.com) as Principal Paying and Conversion Agent by 4.00pm CET on such date, no conversion will take place, and the bond holder will receive back the principal amount of the bond together with accrued interest at maturity on March 6, 2018. If the bonds have been converted by 4.00pm CET on February 20, 2018, then the bondholder will receive shares upon conversion, which may then be tendered or not into the takeover bid. Note that Takeda has not yet formally launched the takeover bid and we cannot guarantee that — or when — the actual bid will be launched. We also do not yet know when the first acceptance period will start or end.

6.                   Has Takeda already acquired control over TiGenix?

No. Until now Takeda has only announced its intention to launch a potential takeover bid on TiGenix. Only upon consummation of the bid, it is expected that Takeda will acquire control over TiGenix and that a Change of Control (for purposes of Conditions 6.7 and 6.2(j) (the “Change of Control Conversion Price”) and Condition 7.5 (redemption on the Change of Control Put Date) of the bonds) will occur. Securities holders are urged to review the offer documents in full when available.

7.                  Does Grifols still own the €18M outstanding convertible bonds?

The convertible bonds were issued in dematerialised form. TiGenix therefore has no certainty about the holders of the outstanding convertible bonds. Based on the information set out in the schedule 13D filed by Grifols, S.A. and Gri-Cel, S.A. with the SEC on January 8, 2018, we understand that the Grifols, S.A. affiliates Gri-Cel, SA and Grifols Worldwide Operations Ltd do not have an interest in any securities issued by TiGenix other than the 32,238,178 TiGenix shares and 7,189,800 TiGenix shares held in the form of American Depositary Shares, that they have irrevocably committed to tender into the potential public takeover bid, as described in Takeda’s January 5, 2018 press release.

D                    CX601

1.                  When do you expect approval of Cx601 in the European Union?

The positive CHMP opinion will now be referred to the European Commission, with a decision anticipated in 1H 2018.

2.                  Are you being cautious on the approval time table, or is there any specific reason why the Cx601 approval would take longer than the prescribed 67 days?

The Company’s guidance for EC approval is 1H 2018.

Forward-looking information

This communication may contain forward-looking statements and estimates with respect to the anticipated future performance of TiGenix and the market in which it operates and statements regarding the expected consummation of the tender offer, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the tender offer, the possibility that the transaction will not be completed, the impact of general economic, industry, market or political conditions, and the other risks and uncertainties discussed in TiGenix’s public filings with the SEC, including the “Risk Factors” section of TiGenix’s Form 20-F filed on April 6, 2017, as well as the tender offer documents to be filed by Takeda (the “Offeror”) and the solicitation/recommendation statement to be filed by TiGenix. Certain of these statements, forecasts and estimates can be recognized by the use of words such as, without limitation, “believes”, “anticipates”, “expects”, “intends”, “plans”, “seeks”, “estimates”, “may”, “will” and “continue” and similar expressions. They include all matters that are not historical facts. Such statements, forecasts and estimates are based on various assumptions and assessments of known and unknown risks, uncertainties and other factors, which were deemed reasonable when made but may or may not prove to be correct. Actual events are difficult to predict and may depend upon factors that are beyond TiGenix’s control. Therefore, actual results, the financial condition, performance, timing or achievements of TiGenix, or industry results, may turn out to be materially different from any future results, performance or achievements expressed or implied by such statements, forecasts and estimates. Given these uncertainties, no representations are made as to the accuracy or fairness of such forward-looking statements, forecasts and estimates. Furthermore, forward-looking statements, forecasts and estimates only speak as of the date of this communication. The Offeror and TiGenix disclaim any obligation to update any such forward-looking statement, forecast or estimates to reflect any change in TiGenix’s expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement, forecast or estimate is based, except to the extent required by Belgian law.

Disclaimer

This communication does not constitute an offer to purchase securities of TiGenix nor a solicitation by anyone in any jurisdiction in respect of such securities, any vote or approval. If the Offeror decides to proceed with an offer to purchase TiGenix’s securities through a public tender offer, such offer will and can only be made on the basis of an approved offer document by the FSMA and tender offer documents filed with the U.S. Securities and Exchange Commission (“SEC”), which holders of TiGenix’s securities should read as they will contain important information. This communication is not a substitute for such offer documents. Neither this communication nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. The Offeror, TiGenix and their respective affiliates explicitly decline any liability for breach of these restrictions by any person.

Important Additional Information for U.S. Investors

The voluntary public takeover bid described herein has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of TiGenix.

At the time the voluntary public takeover bid is commenced, security holders of TiGenix are urged to read the offer documents which will be available at www.sec.gov. At the time the voluntary public takeover bid is commenced, it shall be comprised of two separate offers — (i) an offer for all securities with voting rights or giving access to voting rights, issued by TiGenix (except for ADSs) (the “Securities”), in accordance with the applicable law in Belgium, and (ii) an offer to holders of TiGenix’s American Depositary Shares issued by Deutsche Bank Trust Company Americas acting as depositary

(“ADSs”), and to holders of Securities who are resident in the U.S. in accordance with applicable U.S. law (the “U.S. Offer”).

The U.S. Offer will only be made pursuant to an offer to purchase and related materials. At the time the U.S. Offer is commenced, the Offeror will file, or cause to be filed, a tender offer statement on Schedule TO with the SEC and thereafter, TiGenix will file a solicitation/recommendation statement on Schedule 14D-9, in each case with respect to the U.S. Offer.

Holders of ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are urged to carefully review the documents relating to the U.S. Offer that will be filed by the Offeror with the SEC since these documents will contain important information, including the terms and conditions of the U.S. Offer. Holders of ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by TiGenix relating to the U.S. Offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by TiGenix and the Offeror with the SEC, at the SEC’s website at www.sec.gov. In addition to the offer and certain other tender offer documents, as well as the solicitation/recommendation statement, TiGenix files reports and other information with the SEC. You may read and copy any reports or other information filed by TiGenix at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TiGenix’s filings at the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

YOU SHOULD READ THE FILINGS MADE BY THE OFFEROR AND TIGENIX WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.